EXHIBIT 23.1

Reckson Operating Partnership, L. P.
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the SL Green Realty Corp. Registration Statements (i) on Form S-3 (Nos. 333-113076, 333-70111, 333-30394, 333-68828, 333-62434, 333-126058, 333-113076, 333-138976, and 333-140222) and in the related Prospectuses; (ii) on Form S-4 (No. 333-137391) and in the related Prospectus; and (iii) on Form S-8 (Nos. 333-61555, 333-87485, 333-89964 and 333-127014) pertaining to the Stock Option and Incentive Plans of SL Green Realty Corp., of our report dated March 26, 2007 with respect to the consolidated financial statements and schedule of Reckson Operating Partnership, L.P. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

New York, New York
March 26, 2007